Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-280075 and 333-286890) on Form S-8 and (No. 333-288218) on Form S-3 of our report dated March 31, 2026, with respect to the consolidated financial statements of Tevogen Bio Holdings Inc.

/s/ KPMG

Philadelphia, Pennsylvania
March 31, 2026